CERTIFICATE OF RESTORATION AND REVIVAL OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               MAGIC FINGERS INC.


     Magic Fingers Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

     1. The name of the corporation (hereinafter called the "Corporation") is Magic Fingers Inc.

     2. The corporation was organized under the provisions of the General Corporation Law of the State of Delaware. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware is July 28, 1961.

     3. The address, including the street, city, and county, of the registered office of the corporation in the State of Delaware and the name of the registered agent at such address are as follows: The Prentice-Hall Corporation System, Inc. , 32 Loockerman Square, Suite L-100, Dover, Delaware 19901, County of Kent.

     4. The corporation hereby procures a restoration and revival of its certificate of incorporation, which became inoperative by law on March 1, 1988 for failure to file annual reports and non-payment of taxes payable to the State of Delaware.

     5. The certificate of incorporation of the corporation, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Restoration and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be restored and revived and shall become fully operative on February 29, 1988.

     6. This Certificate of Restoration and Revival of the Certificate of Incorporation is filed by authority of the duly elected directors as prescribed by Section 312 of the General Corporation Law of the State of Delaware. Signed and attested to on January 31, 1992.

                                              /s/ Michael J. Paolini
                                              -----------------------------
                                              Michael J. Paolini, President

Attest:

 /s/ Kimberly Paolini
---------------------------
Kimberly Paolini, Secretary

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